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                                                                    EXHIBIT 10.1




                    NORTEL NETWORKS PREMIUM PARTNER AGREEMENT

This Premium Partner Agreement ("Agreement") is entered into by and between Nortel Networks Inc., a corporation created and existing under the laws of the State of Delaware having executive offices at 2221 Lakeside Blvd., Richardson, Texas ("Nortel Networks"), and XETA TECHNOLOGIES a corporation created and existing under the laws of the State of Oklahoma having executive offices at 1814 W. Tacoma Street, Tulsa, Oklahoma 74012-1406 (authorized "Premium Partner"). Premium Partner includes affiliates of Premium Partner initially agreed to by the parties and listed in Attachment A ("Affiliates of Premium Partner") and such other affiliates approved by Nortel Networks, in its sole discretion.

1. SCOPE AND GRANT OF RIGHTS

For authorized Products, Premium Partner is hereby granted a personal, nontransferable, nonexclusive right to: a) purchase from Nortel Networks or from Nortel Networks Stocking Distributors Hardware and/or Services for Resale to End Users within the United States ("Territory"), and b) transfer Software acquired by Premium Partner from Nortel Networks or from Nortel Networks Stocking Distributors to End Users within the Territory. Nortel Networks may at its sole discretion authorize Premium Partner in writing to Resell Hardware and/or Services or transfer Nortel Networks Software to other authorized resellers within the Territory (who may then resell the Hardware and/or Services and transfer the Software to End Users). In order to acquire Products or Services directly from Nortel Networks, Premium Partner must be approved by Nortel Networks and agree to the additional terms and conditions set forth in the Nortel Networks Direct Purchase Supplement. Premium Partner may purchase authorized Products for its internal use within the Territory. Certain Products may not be available for resale and authorization to Resell specific Products is based upon the completion of accreditation/training requirements or such other requirements as may be specified by Nortel Networks.

2. DEFINITIONS

For the purpose of this Agreement, certain terms have been defined below:

a) "Distribute," "Distribution," "Resale" or "Resell" means the offer or sale, lease, or rent of Hardware and/or Services, or the offer or transfer of a license to use Software in accordance with the terms and conditions of this Agreement. Distribution shall be conclusively deemed to occur at the installation location or locations of the Hardware, Services and Software distributed, regardless of other considerations.

b) "End User(s)" means a person or entity that acquires Products, for its internal business use within the Territory, and not for resale.

c)   "Hardware" means a Nortel Networks machine or components.

d) "Maintenance Services" means those Services, excluding any remedies available under the warranty provision, associated with keeping Products in, or restoring them to, conformance with published specifications, including without limitation Product technical support, software support and Hardware repair and replacement.

e) "Product Catalog" means the then current version of a Nortel Networks product catalog containing applicable pricing and ordering information for a particular Product or Products.

f) "Product(s)" means any Hardware, Software or Third Party Vendor Item provided under this Agreement, which Premium Partner is authorized by Nortel Networks to Resell or to use for its internal purpose.

g) "Service(s)" means the activities to be undertaken by Nortel Networks including but not limited to, engineering, installation, Maintenance Services, implementation, design, consulting, business planning, network planning and analysis.

h) "Service Offering" means any Services, including Maintenance Services, offered to Premium Partners by Nortel Networks for Resale.

i) "Software" means machine-readable instructions, its components, data, audio-visual content (such as images, text, recordings or pictures) and related licensed materials including all whole or partial copies. Software is owned or licensed by Nortel Networks, its parent or one of its subsidiaries or affiliates, and is copyrighted and licensed, not sold.

j) "Third Party Vendor Item" includes "Third Party Hardware" and "Third Party Software" and means any non-Nortel Networks hardware and/or software supplied to Premium Partner under this Agreement.

k) "Nortel Networks Stocking Distributor" means the entities identified by Nortel Networks authorized to resell Nortel Networks Products to other Nortel Networks Premium Partners or resellers.

3. TERM

This Agreement is effective on JUN 25, 2003 ("Effective Date"), and shall terminate on December 31, 2005 ("Term"), unless otherwise terminated in accordance with this Agreement. Nortel Networks will notify Premium Partner of its intention to renew the Agreement at least 120 days prior to the end of the Term.




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4. RELATIONSHIP

4.1 Each party agrees that:

a) Premium Partner is an independent contractor and this Agreement is non-exclusive;

b) Neither party is a legal partner, representative, employee, franchisee, nor agent of the other;

c) This Agreement does not create a joint venture between the parties or any arrangement to agree to a sharing of profits and losses;

d) Each party is responsible for its own expenses in meeting its obligations under this Agreement;

e) Neither party will create or assume any obligations on behalf of the other or make any representations or warranties on behalf of the other, unless expressly authorized in writing;

f) Each party agrees that it has the full power and authority to enter into this Agreement and carry out the actions contemplated;

g) Nortel Networks may discontinue/retire a Product or Service Offering upon sixty (60) days written notice;

h) In the event of any third party claim or defense or prosecution of any litigation, including but not limited to the enforcement of Nortel Networks' rights in Software, each party shall provide to the other such assistance as may be reasonably required;

i) Nortel Networks does not guarantee the results of any of its marketing plans or programs; and

j) Except for nonpayment, neither party will bring a legal action under this Agreement more than two years after the cause of action arose.

4.2 Premium Partner agrees to:

a) Employ a competent and aggressive sales and technical support organization and provide appropriate facilities, tools and equipment to Resell the Products;

b) Install and support the Products as specified by Nortel Networks or as may be agreed to by the parties;

c) Perform or comply with the terms and conditions specified in any Nortel Networks discount or promotional program or as may otherwise be specified in writing by Nortel Networks;

d) Meet any specific eligibility requirements that Nortel Networks may establish for a designated Product;

e) Comply with and meet or exceed all applicable industry standards for sales and support of the Products Distributed by Premium Partner under this Agreement;

f) Distribute the Products and Services in accordance with the terms and conditions of this Agreement and install and maintain the Products in the Territory in a manner which will neither damage the quality or functionality of the Products nor require extraordinary technical support from Nortel Networks;

g) Be responsible for addressing all warranty issues with its customers and for that portion of any warranty which exceeds, whether in time or scope, that provided for the applicable Product to Premium Partner by Nortel Networks;

h) Offer to all of its End Users a warranty for each Distributed Product which is substantially the same as the warranty extended to Premium Partner by Nortel Networks for the same Product;

i) Be responsible for customer satisfaction for all Premium Partner activities with its End Users;

j) Promptly make available to Nortel Networks, documents that Premium Partner is required to maintain under this Agreement (for example, point of sale information or executed Nortel Networks Software Licenses when applicable);

k) Be responsible for sending Premium Partner employees or subcontractor employees to required training and, if applicable, paying for such training;

l) Provide a rolling, non-binding forecast of Product orders from time to time as requested by Nortel Networks;

m) Require each affiliate to agree in writing to be bound by all of the provisions of this Agreement and further agrees to accept responsibility for and guarantee the performance of its affiliates' obligations; and

n) Not engage in any gray market sales or purchase activity in any manner whatsoever.

4.3 Nortel Networks agrees to:

a)   Provide certain marketing and promotional support to Premium Partner;

b)   Provide certain administrative support to Premium Partner;

c) Make available various forms of training to Premium Partner, either through Nortel Networks or such parties as may be identified by Nortel Networks, on such terms and conditions as Nortel Networks may specify in technical training catalogs or other appropriate forms of written notice to Premium Partner;

d) Provide Premium Partner, without charge, online access to technical documentation;

e) Provide other programs of support to Premium Partners or End Users, as may be available from time to time, subject to applicable terms and conditions; and

f) Provide additional hardware, software or services ("Standard Price Items") as Nortel Networks may determine in its sole discretion under terms and conditions and processes as may be specified by Nortel Networks (for example, automated pricing tools, product configurators, etc.) to further support the purposes of this Agreement. A Standard Price Item shall not be Distributed, is not eligible for any Premium Partner discount and does not count toward the satisfaction of any purchase or volume commitment by Premium Partner. Nortel Networks may discontinue, withdraw or modify the terms and conditions, including price, under which any Standard Price Items are offered, at any time.




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5. TRADEMARKS AND ADVERTISING

Premium Partner is permitted to use trademarks as may be specifically approved by Nortel Networks at Nortel Networks' sole discretion ("Trademarks"), in support of the sale of the Products as contemplated under this Agreement, only in the geographic Territory authorized under this Agreement, only in association with the Products and Services Premium Partner is approved to market and Distribute, only in accordance with the guidelines provided by Nortel Networks, and in such a manner as not to jeopardize the validity of the Trademarks or to damage or detract from Nortel Networks' goodwill or interest in the Trademarks. Premium Partner shall not use the Trademarks in association with any other trademark so as to create a composite mark of any kind. Premium Partner shall submit to Nortel Networks for prior approval all advertising and other material on which the Trademarks appear or are intended to be used. Premium Partner shall send to Nortel Networks a soft copy of completed material, along with a description of the proposed use and placement, a minimum of two (2) business days prior to the intended date of production. Nortel Networks reserves the right to withhold any such approval at its sole discretion and any such approval by Nortel Networks does not constitute an endorsement or approval of the advertisement's content. Premium Partner agrees that the Trademarks will not be modified in any way and further agrees to promptly modify any advertising or promotional materials that do not comply with Nortel Networks' guidelines. Any complaints regarding the use of any Trademark shall be promptly forwarded to Nortel Networks. Premium Partner's right to use the Trademarks shall end when this Agreement ends. Premium Partner acknowledges that the Trademarks and all goodwill associated therewith are, and shall remain, the sole property of Nortel Networks.

6. RIGHT TO ENSURE SERVICE AND END USER SUPPORT

In response to a documented complaint from an End User alleging that Premium Partner has failed to comply with applicable service standards and response standards as specified in this Agreement, Nortel Networks may elect to provide the required Services directly or through such contractor(s) as Nortel Networks may reasonably choose in order to protect Nortel Networks' business reputation/interests. Premium Partner agrees that it shall have no claim as a result of actions taken by Nortel Networks in accordance with this provision. Nortel Networks shall provide Premium Partner twenty-four (24) hours notice prior to taking any corrective action, except in circumstances requiring immediate action. Except to the extent that Nortel Networks is reimbursed by the End User, provisions of such Services by Nortel Networks shall be at Premium Partner's expense. In addition, in the event Premium Partner requests and Nortel Networks agrees to provide pre-sale or post-sale support directly to an End User, Premium Partner agrees to indemnify and hold Nortel Networks harmless from any claims, demands or damages as a result of such activity. Upon request, Nortel Networks may provide individual technical or sales personnel to attend bidders' conferences, make End User calls, or provide similar on-site support. All such support is limited to explaining to End Users the technical and/or operational details of Nortel Networks' Products. Nortel Networks reserves the right to charge Premium Partner for such assistance.

7. RECORD KEEPING AND REPORTING

Premium Partner shall maintain true and accurate records, in accordance with generally accepted accounting principles and industry standards, of all Products Distributed by Premium Partner. By the tenth day of each month, Premium Partner shall prepare and forward to Nortel Networks reports reasonably required by Nortel Networks, including, but not limited to, a point of sale report in accordance with Nortel Networks' requirements. The point of sale report shall at a minimum specify Premium Partner's end of month Product inventory, Product sales by End User name and address, Nortel Networks product code, quantity and sale date. In addition, Premium Partner shall track all Hardware by serial number and End User and maintain copies of all Nortel Networks Software Licenses executed by each End User to which Software is licensed. Upon request, Premium Partner shall provide Nortel Networks with the End User name, the location of any such Hardware or Software and any applicable serial numbers. Nortel Networks and any of Nortel Networks' suppliers shall have a right, upon reasonable notice, to examine all such records.

8. SUBCONTRACTING TO THIRD PARTIES

Premium Partner's obligations for installation, warranty, and post-warranty support under this Agreement may be subcontracted only to Nortel Networks, other Nortel Networks Premium Partners authorized to provide such support, or other third parties (for example, Supplemental Service Contract Providers) as approved by Nortel Networks in writing. Premium Partner remains responsible for all obligations performed by its subcontractors.

9. SALES AGENT AUTHORIZATION

In its sole discretion, Nortel Networks may approve Premium Partner's use of a sales agent(s) for the purpose of selling Products within the scope of the Premium Partner's Product authorization ("Sales Agent"). For the Products listed as authorized products in Attachment D ("Sales Agent Authorization"), Sales Agents shall be used by Premium Partner in accordance with the Nortel Networks guidelines set forth in Attachment D and Premium Partner agrees to indemnify, defend and hold Nortel Networks harmless from any claims, suits or proceedings, damages, liabilities, and costs (including, without limitation, reasonable attorneys' fees) which are attributable to any act or omission of a Sales Agent. Nortel Networks reserves the right to require Premium Partner to terminate its relationship with a Sales Agent upon written notice.




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10. ENGINEERING CHANGES

Premium Partner agrees to permit Nortel Networks to install any mandatory engineering changes such as retrofits designed to correct electrical or mechanical conditions rendering the Product functionally inoperable and creating, in Nortel Networks' determination, a significant safety hazard ("Class A Corrective Retrofit") on all Products in Premium Partner's inventory and to use best efforts to enable Nortel Networks to install such engineering changes on Premium Partner's End Users' Products. Class A Corrective Retrofits shall be installed at Nortel Networks' expense and any removed property shall become Nortel Networks' property. Alternatively, Nortel Networks may provide Premium Partner, either directly or through Nortel Networks Stocking Distributors, with the parts (at no charge) and instructions to do the installation and reimburse Premium Partner for labor as specified and agreed. Nortel Networks may make available to Premium Partner other engineering changes ("Class B Corrective Retrofits") on such terms as may be specified by Nortel Networks.

11. SOFTWARE LICENSES

Nortel Networks grants Premium Partner a limited, nonexclusive, nontransferable license to use the Software internally and Distribute the Software in the Territory in accordance with the terms of this Agreement and the Nortel Networks Software License as set forth in Attachment B ("Nortel Networks Software License"). Software may be licensed for use only with designated Products Distributed by Premium Partner or other specified equipment and the right to use the Software may be limited to a specified activation or usage level. For Software requiring an executed license, Premium Partner agrees to obtain a signed Nortel Networks Software License as set forth in Attachment B before such Software is provided to the End User. With respect to Third Party Software and Software licensed under any Nortel Networks or third party "shrink wrap" or "click" licenses, Premium Partner agrees that such licenses shall govern the use of such Software and Premium Partner shall obtain agreement that End Users comply with such licenses. Upon termination of this Agreement for any reason, Premium Partner's right to Distribute the Software shall terminate, and Premium Partner agrees to return all remaining Software in its inventory to Nortel Networks. Nortel Networks expressly reserves the right to modify its license agreements, and any modification shall apply to all Software transactions occurring after the effective date of any such modification.

12. LIMITED WARRANTY AND SUPPORT

For Products purchased directly from Nortel Networks, Nortel Networks provides a limited warranty as set forth in the Nortel Networks Direct Purchase Supplement. Products purchased by Premium Partner from Nortel Networks Stocking Distributors are warranted through Nortel Networks Stocking Distributors, who are responsible for managing and resolving any Premium Partner warranty claims.

Life Cycle Support shall be provided as described in the Product Catalog. Nortel Networks will not modify Life Cycle Support for any given Product more than once annually and without at least 90 day advance notice during the Term.

13. CONFIDENTIAL INFORMATION

a) Confidential Information ("Information") means i) Software, Third Party Software and any information identified as confidential at the time of disclosure or information which the receiving party knows or has reason to know is confidential, e.g. Product pricing and discounts; and ii) all business, technical, marketing and financial information and data that is clearly marked with a restrictive legend of the disclosing party ("Discloser"), including but not limited to, sales leads, customer prospect information, business plans or market intelligence provided by Nortel Networks.

b) The party receiving Information ("Recipient") will use the same care and discretion, but not less than reasonable care, to avoid disclosure, publication or dissemination of Information as it uses with its own similar information that it does not wish to disclose, publish or disseminate. The Recipient may disclose Information only to i) its employees and employees of its parent, subsidiary or affiliated companies and subcontractors who have a need to know for purposes of carrying out this Agreement; and ii) any other party with the Discloser's prior written consent. Before disclosure to any of the above parties, the Recipient will have a written agreement with such party sufficient to require that party to treat Information in accordance with this Agreement.

c) The Recipient may disclose Information to the extent required by law. However, the Recipient must give the Discloser prompt notice and make a reasonable effort to obtain a protective order.

d) No obligation of confidentiality applies to any Information that the Recipient i) already possesses without obligation of confidentiality; ii) develops independently; or iii) rightfully receives without obligations of confidentiality from a third party. No obligation of confidentiality applies to any Information that is, or becomes, publicly available without breach of this Agreement.

e) With the exception of Software and Third Party Software, Information continues to be subject to this Agreement for five (5) years following the earlier of the termination or expiration of this Agreement.

14. LIMITATION OF LIABILITY

In no event shall Nortel Networks or its agents or suppliers be liable to Premium Partner for more than the amount of any actual direct damages up to the greater of U.S. $100,000 (or equivalent in local currency) or the charges for the Products or Services that are the subject of the claim, regardless of the cause and whether arising in contract, tort (including negligence) or otherwise. This limitation will not apply to a) claims for damages for bodily injury (including death) and damage to real property and




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tangible personal property for which Nortel Networks is legally liable and b)
payments as set forth in Section 15 Patents and Copyrights. IN NO EVENT SHALL NORTEL NETWORKS OR ITS AGENTS OR SUPPLIERS BE LIABLE FOR ANY OF THE FOLLOWING:
a) DAMAGES BASED ON ANY THIRD PARTY CLAIM EXCEPT AS EXPRESSLY PROVIDED HEREIN AND IN SECTION 15; b) LOSS OF, OR DAMAGE TO, PREMIUM PARTNER'S OR PREMIUM PARTNER'S END USERS' RECORDS, FILES OR DATA; OR c) INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS OR SAVINGS), EVEN IF NORTEL NETWORKS IS INFORMED OF THEIR POSSIBILITY.

In addition to damages for which Premium Partner is liable under the law and the terms of this Agreement, Premium Partner agrees to indemnify Nortel Networks for claims made against Nortel Networks by others (particularly regarding statements, representations and warranties not authorized by Nortel Networks, or Premium Partner's use of third party trademarks) arising out of Premium Partner's conduct in connection with this Agreement.

15. PATENTS AND COPYRIGHTS

If a third party claims that Nortel Networks Hardware or Software purchased by Premium Partner, either directly from Nortel Networks or from Nortel Networks Stocking Distributors, infringes upon that party's patent or copyright, Nortel Networks will defend Premium Partner against that claim at Nortel Networks' expense and pay all costs and damages that a court finally awards or are agreed upon in settlement, provided that Premium Partner a) promptly notifies Nortel Networks in writing of the claim and b) allows Nortel Networks to control, and cooperates with Nortel Networks in the defense and any related settlement negotiations. If such a claim is made or appears likely to be made, Nortel Networks agrees to secure the right for Premium Partner or Premium Partner's End User to continue to use the Hardware or Software, or to modify it, or to replace it with one that is equivalent. If Nortel Networks determines that none of these alternatives is reasonably available, Premium Partner agrees to return the Hardware or Software and/or require that Premium Partner's End User return the Hardware and Software to Nortel Networks on Nortel Networks' written request. Nortel Networks will then give Premium Partner a credit equal to Premium Partner's or Premium Partner's End User's net book value as determined by generally-accepted accounting principles for the Hardware or Software. Any such claims against Premium Partner or liability for infringement arising from use of the Hardware or Software following a request for return by Nortel Networks are the sole responsibility of Premium Partner. This represents Nortel Networks' entire obligation to Premium Partner regarding any claim of infringement. Nortel Networks has no obligation regarding any claim based on any of the following: a) anything Premium Partner provides which is incorporated into the Hardware or Software; b) functionality provided by Nortel Networks at the instruction of Premium Partner; c) the amount of revenues or profits earned or other value obtained by the use of the Hardware or Software by Premium Partner or End User;
d) the lost revenues or profits of third parties arising from Premium Partner's or End User's use of the Hardware or Software; e) Premium Partner's or End User's modification of Hardware or Software; f) the combination, operation, or use of Hardware or Software with other products not provided by Nortel Networks as a system, or the combination, operation, or use of Hardware or Software with any product, data, or apparatus that Nortel Networks did not provide; or g) Premium Partner's failure to install or have installed changes, revisions, updates as instructed by Nortel Networks; or h) infringement by a Third Party Vendor Item alone, as opposed to its combination with Products Nortel Networks provides to Premium Partner as a system.

16. TERMINATION

Regardless of the Term in effect, Nortel Networks or Premium Partner may terminate this Agreement, without cause, on 60 days written notice or such longer period as required under applicable law. If either party breaches a material term of this Agreement, the other party may terminate the Agreement on written notice. Examples of such material breach by Premium Partner include failure to meet any accreditation and training requirements; failure to comply with Premium Partner's obligations regarding Software as set forth in this Agreement; resale, installation and maintenance of Products outside Premium Partner's approved Territory; repudiation of this Agreement by Premium Partner; or if Premium Partner makes material misrepresentations to Nortel Networks. Premium Partner agrees that Nortel Networks' sole obligation is to provide the notice set forth in this Section 16 and Nortel Networks is not liable for any claims or losses in the event notice is provided. Prior to any such termination, Nortel Networks may, at its discretion, provide Premium Partner a reasonable opportunity to correct such breach. If Premium Partner fails to correct such breach within such time period, the Agreement will terminate on the date specified in the notice.

In addition, Nortel Networks may terminate this Agreement for material breach in the event Premium Partner becomes insolvent or makes a general assignment for the benefit of creditors; is unable to pay its debts as they come due; transfers or assigns or attempts to transfer or assign any of its rights under this Agreement other than as expressly permitted; offers or provides any inducements in violation of law or Nortel Networks' policies in connection with this Agreement; or experiences a change of control, which, for the purposes of this provision, shall be defined as the legal, beneficial or equitable ownership, directly or indirectly, of fifty percent (50%) or more of the capital stock (or other ownership interest if not a corporation) of such entity ordinarily having voting rights or the management control over Premium Partner.




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Upon termination or expiration of this Agreement, all rights and licenses to
Distribute Products and to use Trademarks shall cease and Nortel Networks is under no obligation to purchase any remaining Premium Partner inventory. In the event of termination for material breach, Nortel Networks is under no obligation to provide to Premium Partner any post termination support. At Nortel Networks' sole discretion, upon termination Premium Partner agrees to pay for or return any Products for which payment has not yet been made in full and/or permit Nortel Networks to acquire any Products that are in Premium Partner's possession at the net price paid, less any applicable credits. Any Products agreed to be returned must be unopened and undamaged and in Premium Partner's inventory on the date of termination. Nortel Networks reserves the right to reject any such Products and Premium Partner agrees to pay all applicable shipping charges. If Nortel Networks agrees to permit Premium Partner to continue certain activities after this Agreement ends, Premium Partner agrees to do so under the terms of this Agreement. At the end of this Agreement, both parties agree to promptly settle any accounts and Nortel Networks reserves the right to setoff amounts otherwise due Nortel Networks under this Agreement.

17. NOTICES

All notices, requests, demands, and determinations under this Agreement (other than routine operational communications) shall be in writing and shall be effective upon the earlier of a) receipt if delivered by hand, b) on the delivery date if delivered by electronic mail, c) one (1) business day after being given to an express, overnight courier with a reliable system for tracking delivery, d) when sent by confirmed facsimile with a copy delivered by another means specified in this Section 17, or e) four (4) business days after the day of mailing, when mailed by United States mail, registered or certified mail, return receipt requested, postage prepaid, and addressed as follows:

         ADDRESS FOR NORTEL NETWORKS:

                  NORTEL NETWORKS INC.
                  Contracts/Distribution Management M/S: 991/04/B30 2221 Lakeside Blvd.
                  Richardson, TX   75082
                  Attn.:  David E. Calkins
                  Title:  Distribution Management & Contracts

         ADDRESS FOR PREMIUM PARTNER:

                  XETA Technologies
                  1814 W. Tacoma Street
                  Tulsa, OK 74012-1406
                  Attn.:  Larry Patterson

                  Title:  SR. Vice President, Sales and Services
                  Email:  LARRY.PATTETSON@XETA.COM (handwritten)

Either party may change its address or designee for notification purposes by giving the other prior written notice of the new address or designee and the date upon which it will become effective.

18. INSURANCE

Both Nortel Networks and Premium Partner shall maintain, during the term of this Agreement, all insurance and/or bonds required by any applicable law, including but not limited to: a) workers' compensation insurance as prescribed by the laws of all states in which work pursuant to this Agreement is performed; b) employer's liability insurance with limits of at least $5,000,000 per occurrence; and c) comprehensive general liability insurance (including products liability coverage, contractual liability, advertising liability, and comprehensive automobile liability coverage) with each coverage having limits of at least $5,000,000 per occurrence. Either party shall furnish certificates or other adequate proof of such insurance to the other upon written request. Proof of a program of self-insurance acceptable to the requesting party (which acceptance shall not be unreasonably withheld) shall satisfy any such request. Both Nortel Networks and Premium Partner shall require any subcontractors and Sales Agents involved with the performance of work pursuant to this Agreement, to agree to maintain insurance coverage and to furnish certificates or other adequate proof thereof to both Nortel Networks and Premium Partner upon written request.

19. GENERAL

a) Nortel Networks and Premium Partner shall comply with all applicable federal, state and local laws and regulations regarding the general conduct of business.

b) Neither party shall be responsible for delays or failures in performance of this Agreement resulting from acts or occurrences beyond the reasonable control of such party. In the event that any such force majeure shall continue for more than thirty (30) days, then the parties shall enter into good faith negotiations directed toward a mutually acceptable resolution of outstanding obligations.




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c)   Each party represents to the other that it has not offered or given, and will not offer or give, to any employee of the other, any gratuity with a view toward securing any business from the other or toward influencing such person with respect to the terms, conditions or performance of this Agreement. The foregoing provision shall not apply to any publicly announced Nortel Networks sales incentive plan in which Premium Partner may allow its employees to participate.

d) Premium Partner may not assign any rights or delegate any duties arising out of this Agreement without the prior written consent of Nortel Networks. Any such attempted assignment and/or delegation shall be void.

e) In the event that any provision of this Agreement or portions thereof are held to be invalid or unenforceable, the remainder of this Agreement will remain in full force and effect.

f) Section headings contained in this Agreement are inserted for convenience only and shall not be considered to affect the meaning of the provisions of the body of the Agreement.

g) No failure to enforce any provision, assert any right, or insist on performance of any obligation under this Agreement in any instance, shall be deemed a waiver of the ability to enforce such provision, assert such right, or insist on the performance of such obligation in the future. Except as stated herein, this Agreement may be amended only by a formal written amendment signed by a duly authorized representative of both parties, and any oral amendment shall be deemed void.

h) Any provision, including but not limited to Section 11, Software Licenses, which contemplates performance or observance subsequent to the termination or expiration of this Agreement, shall survive any such termination or expiration and continue in full force and effect.

i) Premium Partner agrees to comply with all applicable export and import laws and regulations of the United States. This Agreement shall be construed under, and enforced in accordance with, the laws of the State of New York (with the exception of such laws governing conflict of law questions).

j) Nortel Networks reserves the right to change pricing practices, policies, and programs for the Products and Services at any time.

k) Premium Partner's authorization specifically excludes the right to resell Nortel Networks Products to the United States Government under the General Services Administrations Federal Supply Schedule Program. Nortel Networks Reserves the exclusive right to sell Products to the United States Government under this contract vehicle. Premium Partner may become an agent for Nortel Networks under Nortel Networks' GSA IT Schedule 70.

20. ENTIRE AGREEMENT

This Agreement, including the Nortel Networks Direct Purchase Supplement (if executed by the Parties) and the Attachments set forth below, constitutes the entire agreement between the parties with respect to the contemplated relationship and supersedes all previous negotiations, proposals, commitments, writings, agreements, understandings of any nature whatsoever and any terms contained in any purchase order.

              Attachment A:   Affiliates of Premium Partner

              Attachment B:   Software License

              Attachment C:   Nortel Networks Services

              Attachment D:   Sales Agent Authorization

              Attachment E:   Minimum Service Standards

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized representatives.

NORTEL NETWORKS INC.                    XETA TECHNOLOGIES

By:      /s/ David E. Calkins           By:      /s/ Jack R. Ingram
       ------------------------                -------------------------------

Name:    David E. Calkins               Name:    Jack R. Ingram
       ------------------------                -------------------------------
         Dir., Distribution
Title:   Management & Contracts         Title:   CEO
       ------------------------

Date:    6/25/03                        Date:    6-23-03
       ------------------------                -------------------------------
                                        Federal Tax I.D. Number:   731130045
                                                                 -------------




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